Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-74862) pertaining to Cross Country Healthcare, Inc.’s Amended and Restated 1999 Stock Option Plan and Cross Country Healthcare, Inc.’s Amended and Restated Equity Participation Plan of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of Cross Country Healthcare, Inc., Cross Country Healthcare, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cross Country Healthcare, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2006.

 /s/ ERNST & YOUNG LLP

Certified Public Accountants

West Palm Beach, Florida,

March 12, 2007